SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            WOODHEAD INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

     WOODHEAD INDUSTRIES, INC.
--------------------------------------------------------------------------------
[LOGO] W



                                                               December 17, 1999



     Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders. The meeting will be held at the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois at 10:00 a.m. on Friday, January 28, 2000. After the business session, we will report on current operations and other matters of importance.

     The formal Notice and Proxy Statement appear on the following pages and contain details of the business to be conducted at the meeting. In addition to the election of five directors and the ratification of the appointment of the independent public accountants, you will be asked to approve the 1999 Stock Awards Plan.

     Northbrook is a northern suburb of Chicago and the Northbrook Hilton Hotel is located just west of the Illinois Tollway near the intersection of Milwaukee Avenue (Rt. 21) and Palatine Road.

     Your vote is very important regardless of the number of shares you own. We hope you can attend the meeting. However, whether or not you plan to attend, please sign, date and return the accompanying proxy card as soon as possible. The enclosed envelope requires no postage if mailed in the United States. If you attend the meeting, you may revoke your proxy if you wish and vote personally.


                                        Sincerely,


                                        /s/ C. Mark DeWinter


                                        C. Mark DeWinter
                                        CHAIRMAN AND
                                        CHIEF EXECUTIVE OFFICER

     WOODHEAD INDUSTRIES, INC.
--------------------------------------------------------------------------------
[LOGO] W




NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
         JANUARY 28, 2000



TO OUR STOCKHOLDERS:

The Annual Meeting of the Stockholders of Woodhead Industries, Inc. (the "Company") will be held at the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois on Friday, January 28, 2000 at 10:00 a.m., Chicago time, to consider and take action upon the following matters which are described more fully in the enclosed Proxy Statement:

     1.   The election of five directors;

     2.   The approval of the 1999 Stock Awards Plan;

     3. The ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company; and

     4. The transaction of such other business as may properly come before the meeting.

The Board of Directors has fixed December 3, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder at the principal office of the Company, Three Parkway North, Suite 550, Deerfield, Illinois, for a period of ten days prior to the meeting and at the meeting.

The Board of Directors has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the five persons listed in the attached Proxy Statement; FOR the approval of the 1999 Stock Awards Plan; FOR the ratification of the appointment of independent public accountants; and on any other business that may properly come before the Annual Meeting as the named proxies in their best judgment shall decide.



                                        /s/ Robert J. Tortorello

                                        Robert J. Tortorello
                                        SECRETARY

Deerfield, Illinois
December 17, 1999

     WOODHEAD INDUSTRIES, INC.
--------------------------------------------------------------------------------
[LOGO] W




PROXY STATEMENT

                                                             Deerfield, Illinois
                                                             December 17, 1999

TO THE STOCKHOLDERS OF WOODHEAD INDUSTRIES, INC.

The accompanying proxy is solicited by and on behalf of the Board of Directors of Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015, for use at the Annual Meeting of Stockholders of the Company to be held January 28, 2000 and at any adjournments or postponements of such meeting. This Proxy Statement and accompanying proxy, along with the Company's Annual Report to Stockholders, are first being sent to stockholders on or about December 17, 1999.

Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequently dated proxy or written notice revoking a proxy should be sent to the Secretary of the Company at Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record at the close of business on December 3, 1999 are entitled to vote at the meeting. On that date the Company had outstanding 11,308,381 shares of Common Stock, each of which is entitled to one vote. Stockholders do not have cumulative voting rights with respect to the election of directors.

The matters to be considered and acted upon at such meeting are referred to in the preceding Notice and are more fully discussed below. All shares represented by proxies which are returned properly signed will be voted as specified on the proxy. If choices are not specified on the proxy, the shares will be voted as recommended by the Board. The Company's By-laws require that the holders of a majority of the total number of shares issued and outstanding be represented in person or by proxy in order for the business of the meeting to be transacted. Abstentions and broker non-votes will be counted in the determination of whether a quorum exists.

ITEM 1

ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

The Company's By-laws provide that the Board of Directors shall consist of no more than twelve directors, but no less than five directors, divided into three classes, the classes to be as nearly equal in number as possible. The Board of Directors currently consists of ten members.

Class I, to be elected at this meeting, consists of four directors to serve until the 2003 Annual Meeting of Stockholders or until their successors have been elected and qualified. The nominees, Charles W.

Denny, C. Mark DeWinter, Ann F. Hackett and Eugene P. Nesbeda are the current members of Class I, and their terms expire at this meeting.

Also to be elected at this meeting is Philippe Lemaitre, a current member of Class III who will serve until the 2002 Annual Meeting, or until his successor has been elected and qualified. Mr. Lemaitre was appointed to the Board earlier in the year.

Shares represented by proxies which are returned properly signed will be voted for the nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld. Each of the nominees has consented to serve as a director if elected. Although it is not anticipated, if any of the nominees should be unable or unwilling to serve as a director, it is intended that the proxies will be voted for such other person or persons, if any, as the Board of Directors may determine.

The affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote is required to elect directors. Abstentions and broker non-votes will have the same effect as a no vote.

The following sets forth certain information with respect to the nominees as well as to those directors in Classes II and III whose terms continue after the meeting.


THE MANAGEMENT NOMINEES FOR DIRECTOR ARE:

                                            PRINCIPAL OCCUPATION                     DIRECTOR     TERM TO
        NAME OF NOMINEE                        OR EMPLOYMENT                  AGE     SINCE       EXPIRE
        ---------------          -----------------------------------------    ---    --------     -------
Class I
-------
Charles W. Denny (C)(N) ......   Chairman, Square D Company                   63     Feb. 1993      2003
C. Mark DeWinter (E) .........   Chairman, and Chief Executive Officer        57     Jan. 1988      2003
                                  of the Company
Ann F. Hackett (C)(N) ........   Director, Horizon Consulting Group, LLC      45     Nov. 1997      2003
Eugene P. Nesbeda (C)(N) .....   President, Tetra Pak Plastic Packaging       45     June 1997      2003

Class III
---------
Philippe Lemaitre (E) ........   President and Chief Operating Officer        50     Oct. 1999      2002
                                  of the Company

THOSE DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR ARE:

Class II
--------
Linda Y. C. Lim (A)(E) .......   Associate Professor of International         49     Nov. 1997      2001
                                  Business, University of Michigan
                                  Business School
Dale A. Miller (A)(E) ........   President and Chief Executive Officer,       52     Apr. 1993      2001
                                  Novartis Animal Health US, Inc.
Alan L. Shaffer (A)(C) .......   Group Vice President, Cutting Process        49     June 1996      2001
                                  Technologies, Milacron Inc.
Class III
---------
Daniel T. Carroll (C)(N) .....   Chairman, The Carroll Group                  73     Jan. 1987      2002
Sarilee K. Norton (A)(N) .....   Business Consultant                          52      May 1996      2002

------------------
(A) Member of Audit Committee

(C) Member of Compensation and Stock Option Committee

(E) Member of Executive Committee

(N) Member of Nominating Committee

Mr. Charles W. Denny is Chairman of Square D Company. In 1998, he retired as Chief Executive Officer of Group Schneider North America. Prior to May 1997, he had been President and Chief Executive Officer of Group Schneider North America and President and Chief Operating Officer of Square D Company since 1992. He currently serves as a director of Cherry Corporation. Square D Company is one of North America's largest manufacturers of quality electrical power control and distribution products.

Mr. C. Mark DeWinter is currently the Company's Chairman and Chief Executive Officer having served as its Chairman, President and Chief Executive Officer since January 1997. Prior to that he served as the Company's President and Chief Executive Officer since 1993, having served as President and Chief Operating Officer since 1987.

Ms. Ann F. Hackett is Director, Horizon Consulting Group, LLC, which was founded in 1996. She also has been Vice President, Soul Source, Inc. since 1996. Prior to that she had been an independent management consultant in human resource and strategy development from 1990 to 1996. Horizon Consulting Group and Soul Source, Inc. provide strategic, organizational, marketing and operational advice to clients.

Mr. Eugene P. Nesbeda, has been President, Tetra Pak Plastic Packaging at Tetra Pak Group since 1995. Prior to that, he served as an officer of the General Electric Company since 1989, his most recent position there being Vice President and General Manager of GE Structured Products from 1992. Tetra Pak Plastic Packaging is one of the world's leading suppliers of packaging to the liquid food industry.

Mr. Philippe Lemaitre joined the Company in October 1999 as its President and Chief Operating Officer. Prior to joining the Company, he had served as the Chief Technology Officer at Amp, Inc. since 1997. Prior to that, he had been Vice President and General Manager of the Automotive Electronics Group of TRW, Inc. since 1994.

Dr. Linda Y. C. Lim has been Associate Professor of International Business at the University of Michigan Business School since 1994 and Director of the University's Southeast Asia Business Program since 1993. Prior to that, she served as Adjunct Assistant Professor at the University of Michigan Business School from 1991 to 1994.

Mr. Dale A. Miller has been President and Chief Executive Officer of Novartis Animal Health US, Inc. since 1996. Prior to that, he was President and Chief Executive Officer of Sandoz Agro, Inc. and Sandoz Agro, Ltd. for more than 10 years. Novartis Animal Health US, Inc., an international manufacturer of specialty animal health products, was created as a result of the merger of Sandoz, Ltd. and Ciba Geigy, Ltd.

Mr. Alan L. Shaffer has been Group Vice President-Cutting Process Technologies at Milacron Inc. since 1986. Milacron is a premier manufacturing source for metalworking and processing technologies serving industries worldwide.

Mr. Daniel T. Carroll, Chairman of The Carroll Group, has served in that position since 1982. He currently serves as a director of A. M. Castle & Co.; American Woodmark Corp.; Aon Corporation; Comshare, Inc.; Oshkosh Truck Corporation; and Wolverine World Wide, Inc. The Carroll Group is a management consulting firm.

Ms. Sarilee K. Norton, has been an independent business consultant since May 1999. She had been Vice President-Corporate Strategy, Tenneco since January 1997. Prior to that, she had been Vice President, Quality Management and Strategy for Tenneco Packaging for more than five years.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

BOARD OF DIRECTORS

The Board normally considers dividend action in January, April, July and October. At its October meeting it reviews the results of operations for the fiscal year just ended and the Company's operating plan for the year ahead as well as the capital budget for the ensuing year.

In fiscal 1999, there were six meetings of the Board of Directors. All directors were present for 75% or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve, with the exception of Mr. Nesbeda.

COMMITTEES OF THE BOARD

The committees established by the Board to assist it in the discharge of its responsibilities are the Audit Committee, Compensation and Stock Option Committee, Executive Committee, and Nominating Committee. These committees and the principal responsibilities of each are described below. Respective memberships on the various committees are identified in the list of directors in this Proxy Statement.

The Audit Committee currently consists of four directors who are not employees of the Company ("non-employee directors"). This Committee reviews the results and costs of audits by the Company's outside auditors. Each year this Committee recommends the appointment of an independent public accounting firm. Periodically it meets with representatives of that firm and with the Company's management. It also reviews and monitors policies established to prevent unethical, questionable or illegal activities by those associated with the Company. The Audit Committee held three meetings during fiscal 1999.

The Compensation and Stock Option Committee consists of five non-employee directors. This Committee makes recommendations to the Board of Directors as to the salaries of the Company's officers as well as incentive plans and other forms of compensation. This Committee also grants stock options to management personnel and key employees of the Company and its subsidiaries, and maintains administrative authority with respect to the Woodhead Industries, Inc. Stock Compensation Plans. The Compensation and Stock Option Committee held three meetings during fiscal 1999.

The Executive Committee, comprised of four directors, exercises the authority of the Board of Directors in certain matters subject to the final approval of the entire Board. This Committee meets periodically to discuss and review matters of interest to the Board. The Executive Committee held no meetings during fiscal 1999.

The Nominating Committee, comprised of five directors, reviews the qualifications of possible directors and submits its recommendations to the Board of Directors to fill board vacancies. This Committee also reviews and recommends board committee assignments. The By-laws provide a procedure for stockholder nominations. [See Proposals of Stockholders] The Nominating Committee held six meetings during fiscal 1999.


DIRECTORS' COMPENSATION

Directors who are officers of the Company receive no additional compensation for service on the Board of Directors or any committee thereof or on any Company committee. Non-employee directors each receive an annual retainer of $17,000 plus an additional $900 for attendance at each meeting of the Board or a committee of the Board. Committee chairpersons also receive an annual stipend of $1,000.

Under a deferred compensation arrangement, non-employee directors may elect to defer payment of their annual retainers and fees until termination of their services as directors. Deferred amounts accrue interest at the Federal Reserve Discount Rate until paid. The Company has established a trust to ensure payment to all directors of their deferred compensation and retirement benefits.

The 1993 Directors Stock Option Plan provided for three automatic annual grants of stock options to each non-employee director who was serving on the Board of Directors at the time of such grants. No further grants may be made under this plan. Each annual grant (which became exercisable six months following its grant date) entitles the participant to purchase from the Company up to 1,500 shares of Common Stock (subject to adjustment pursuant to the 1993 Directors Stock Option Plan) at the fair market value of the Common Stock on the grant date. Directors' stock options expire five years after the date they were granted, or at such earlier date as provided in the 1993 Directors Stock Option Plan.

Pursuant to the 1996 Stock Awards Plan, non-employee directors are eligible to receive grants of either stock options or restricted stock. Under this plan, the Compensation and Stock Option Committee determines the number of shares covered by an option and the option price, which price, however, may not be less than the fair market value of the stock at the time of the grant. Grants of 2,000 options (16,000 in aggregate) were made to each non-employee director on October 26, 1999 with an exercise price of $10.03.

During fiscal 1999, Mr. Denny exercised an option for 2,250 shares with an exercise price of $10.333 per share. At the time of this exercise the fair market value of the stock was $10.69. Also, Mr. Carroll exercised an option for 2,250 shares with an exercise price of $9.333. At the time of this exercise the fair market value of the stock was $10.88.

See "Item 2 -- 1999 Stock Awards Plan" for a description of a proposed stock awards plan pursuant to which directors will receive awards of stock option grants or restricted stock.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and NASDAQ. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, all reports were filed on a timely basis except that six purchases (for less than twelve shares in aggregate) under a brokerage firm's dividend reinvestment plan were reported late by Gregory E. Baker.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

MANAGEMENT

The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of December 3, 1999, by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

                                                                  NUMBER OF SHARES       PERCENT OF
                                                              BENEFICIALLY OWNED(1)(2)     CLASS
                                                              ------------------------   ----------
Charles P. Andersen ........................................            36,000                *
Daniel T. Carroll ..........................................            24,252                *
Charles W. Denny ...........................................            12,850                *
C. Mark DeWinter ...........................................           503,130(3)            4.5%
Ann F. Hackett .............................................             3,000                *
Robert G. Jennings .........................................           150,267(4)            1.3%
Philippe Lemaitre ..........................................            30,000(5)             *
Linda Y. C. Lim ............................................             6,300                *
Dale A. Miller .............................................             9,250(6)             *
Eugene P. Nesbeda ..........................................             7,000(6)             *
Sarilee K. Norton ..........................................             6,380                *
W. Arwel Rees ..............................................            58,380                *
Alan L. Shaffer ............................................             7,500(6)             *
Robert J. Tortorello .......................................           105,150(6)             *
All directors and executive officers as a group (17 persons)
 including above-named .....................................         1,102,471               9.8%

----------------------
 *   Less than 1%.

(1) Except as otherwise indicated, each director and executive officer has sole voting and investment power over the shares he or she beneficially owns.

(2) Includes shares which may be acquired within 60 days pursuant to option grants as follows: Mr. Andersen -- 34,000 shares, Mr. Carroll -- 7,000 shares, Mr. Denny -- 7,000 shares, Mr. DeWinter -- 415,000 shares, Ms. Hackett -- 2,000 shares, Mr. Jennings -- 105,950 shares, Ms. Lim -- 2,000 shares, Mr. Miller -- 7,000 shares, Mr. Nesbeda -- 4,000 shares, Ms. Norton -- 5,500 shares, Mr. Rees -- 53,130 shares, Mr. Shaffer -- 5,500 shares, Mr. Tortorello -- 85,700 shares, and all directors and officers as a group -- 843,380 shares. Stock options carry no voting or investment rights.

(3) Includes 30,000 shares granted as a restricted stock award under the 1990 Stock Awards Plan. These shares vest on July 28, 2000. Mr. DeWinter has the right to vote such shares.

(4) Excludes 3,500 shares owned by Mr. Jennings' family members sharing the same household for which he disclaims any beneficial ownership.

(5) Includes 30,000 shares granted as a restricted stock award under the 1996 Stock Awards Plan. 5,000 shares vest on October 1, 2001, 5,000 vest on October 1, 2003 and the balance vests on October 1, 2006. Mr. Lemaitre has the right to vote such shares.

(6) Shared voting and investment power as follows: Mr. Miller -- 2,250 shares, Mr. Nesbeda -- 3,000 shares, Mr. Shaffer -- 2,000 shares, and Mr. Tortorello -- 19,450 shares.

OTHER BENEFICIAL OWNERS

The following table shows persons or groups who are known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock of the Company as of December 3, 1999:

                                             AMOUNT AND NATURE OF     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP     OF CLASS
------------------------------------         --------------------     --------
T. Rowe Price Associates, Inc .............      840,200(1)              7.4
100 East Pratt Street
Baltimore, Maryland 21202

Mary W. Eklund ............................      783,201(2)(5)           6.9
666 Hilary Drive
Tiburon, California 94920

Wood, Struthers & Winthrop. ...............      621,800(3)              5.5
277 Park Avenue
New York, New York 10154

Neuberger Berman, LLC. ....................      621,451(4)              5.5
605 Third Avenue
New York, New York 10158

Bankmont Financial Corp ...................      601,800(5)              5.3
111 West Monroe Street
Chicago, Illinois 60690

Dimensional Fund Advisors Inc .............      597,800(6)              5.3
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Royce & Associates, Inc ...................      567,800(7)              5.0
1414 Avenue of the Americas
New York, New York 10019

-----------------------

(1) These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Fund, Inc., which owns 600,000 shares, representing 5.3% of the shares outstanding, for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole dispositive power for the entire holding of 840,200 shares and has sole voting power for 207,700 shares.

(2) Information provided by Mary W. Eklund and stockholder records indicates that Mary W. Eklund has shared voting and dispositive power as to 715,201 shares including the 600,000 shares referred to in footnote 5 below, and sole voting and dispositive power as to 67,500 shares. Included are 500 shares owned by Ms. Eklund's spouse for which she disclaims any beneficial interest.

(3) Information provided by Wood, Struthers & Winthrop and stockholder records indicates that Wood, Struthers & Winthrop has sole voting power as to 563,056 shares and sole dispositive power as to 621,800 shares.

(4) Neuberger Berman, LLC ("Neuberger") is a registered investment advisor. Neuberger may have discretionary authority to dispose of or to vote shares that are under its management. As a result,

     Neuberger may be deemed to have beneficial ownership of such shares. Neuberger does not, however, have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. As of October 29, 1999, of the shares set forth above, Neuberger had shared dispositive power with respect to 621,451 shares, sole voting power with respect to 417,701 shares and shared voting power with respect to 203,750 shares. With regard to the shared voting power, Neuberger Berman Management, Inc. and Neuberger Berman Funds are deemed to be beneficial owners for purpose of Rule 13(d) since they have shared power to make decisions whether to retain or dispose of the securities Neuberger is the sub-advisor to the above-referenced Funds. It should be further noted that the above-mentioned shares are also included in the shared power to dispose calculation.

(5) Information provided by Bankmont Financial Corp. indicates that such entity has sole voting and dispositive power as to 1,800 shares and shared voting and dispositive power as co-trustee as to 600,000 shares.

(6) Information provided by Dimensional Fund Advisors Inc. and stockholder records indicates that Dimensional Fund Advisors Inc. has sole voting and dispositive power as to 597,800 shares.

(7) Information provided by Royce & Associates, Inc. and stockholder records indicates that Royce & Associates, Inc. has sole voting and dispositive power as to 567,800 shares.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 20, 1999 the Company provided Philippe Lemaitre, the Company's President and Chief Operating Officer, with a loan of $350,000, bearing interest at 6.3% per annum, with accrued interest due and payable on September 20th of each of the next three years, and principal payments of $150,000 and $200,000 due on or about November 14, 2000 and September 20, 2002, respectively. The loan was made to assist Mr. Lemaitre in the purchase of his principal residence upon his relocation to the Chicago area and is secured by a mortgage on such residence. The largest aggregate indebtedness during the period and the amount outstanding on November 30,1999 was $354,289.18.

On October 18, 1999 the Company provided C. Mark DeWinter, the Company's Chairman and Chief Executive Officer, with a loan of $127,000, bearing interest at 6.3% per annum, with principal and accrued interest due and payable on July 18, 2000. The loan was made to assist Mr. DeWinter in the exercise of certain stock options and the payment of related withholding taxes and is secured by the pledge of the Company's common stock issued pursuant to such exercise. The largest aggregate indebtedness during the period and the amount outstanding on November 30,1999 was $127,942.58.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") for services to the Company and its subsidiaries during the last three fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                              ANNUAL COMPENSATION            COMPENSATION
                                        ------------------------------   --------------------
                                                              OTHER
                                                              ANNUAL     RESTRICTED             ALL OTHER
                                                             COMPEN-        STOCK               COMPENSA-
                                        SALARY     BONUS      SATION      AWARDS(3)   OPTIONS    TION(4)
NAME AND PRINCIPAL POSITION     YEAR      ($)       ($)         ($)          ($)        (#)        ($)
---------------------------     ----    -------   -------   ----------   ----------   -------   ---------
C. M. DeWinter                  1999    360,000    37,800          (1)        0        55,000     14,387
Chairman and                    1998    335,000         0          (1)        0        45,000     16,520
Chief Executive Officer         1997    315,000   226,800          (1)        0        45,000     19,182

W. A. Rees                      1999    121,725    78,944          (1)        0        10,000      8,521
Vice President, President of    1998    111,199    74,424          (1)        0         7,000      7,783
Woodhead Connectivity, Europe   1997    102,438         0    15,976(2)        0         7,000      7,171

R. G. Jennings                  1999    170,800    12,818          (1)        0         4,200     15,049
Vice President, Finance         1998    167,500         0          (1)        0         8,500     17,320
and C.F.O.                      1997    161,000    96,600          (1)        0         8,500     18,354

R. J. Tortorello                1999    151,200     9,072          (1)        0         4,000     12,009
Vice President,                 1998    148,200         0    16,097(2)        0         5,500     13,353
General Counsel and             1997    142,500    68,400          (1)        0         5,500     15,756
Secretary

C. P. Andersen                  1999    157,981         0   109,265(2)        0        10,000     12,091
Vice President, President of    1998    133,500         0          (1)        0         7,500     12,152
Woodhead Connectivity,          1997    125,002    76,235          (1)        0         7,500     13,262
North America

------------------

(1) No disclosure is required pursuant to applicable Securities and Exchange Commission Regulations, as the aggregate value of perquisites and other personal benefits covered by this column does not exceed the lesser of $50,000, or 10% of the annual salary and bonus shown for the indicated Named Executives.

(2) Includes amounts for (a) membership dues, (b) Company automobiles and (c) relocation reimbursement as follows: Mr. Rees -- 1997 (b) $15,976; Mr. Tortorello -- 1998 (a) $6,162 and (b) $8,995; and Mr. Andersen -- 1999 (c)
     $98,933.

(3) The aggregate number and value of restricted shares granted to Mr. DeWinter in 1993, valued as of the last day of the fiscal year, are 30,000 and $309,300, respectively.

(4) Reflects amounts for (a) the Company's defined contribution plans and (b) life insurance premium payments as follows: Mr. DeWinter -- 1999 (a) $11,449 and (b) $2,938, 1998 (a) $12,785 and (b) $3,735, 1997 (a) $15,447
     and (b) $3,735; Mr. Rees -- 1999 (a) $8,521, 1998 (a) $7,783, 1997 (a)
     $7,171; Mr. Jennings -- 1999 (a) $11,449 and (b) $3,600, 1998 (a) $12,785
     and (b) $4,535, 1997 (a) $15,447 and (b) $2,907; Mr. Tortorello -- 1999 (a)
     $10,819 and (b) $1,190, 1998 (a) $12,413 and (b) $940, 1997 (a) $14,816 and
     (b) $940; and Mr. Andersen -- 1999 (a) $11,091 and (b) $1,000, 1998 (a)
     $11,563 and (b) $589, 1997 (a) $12,725 and (b) $537.

                        OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information on option grants in fiscal 1999 to the Named Executives.

                                               INDIVIDUAL GRANTS
                            ------------------------------------------------------
                                                                                     POTENTIAL REALIZABLE VALUE
                                          PERCENT OF                                   AT ASSUMED ANNUAL RATES
                                             TOTAL                                   OF STOCK PRICE APPRECIATION
                                            OPTIONS                                      FOR OPTION TERM(2)
                             OPTIONS      GRANTED TO     EXERCISE OR                 ---------------------------
                            GRANTED(2)   EMPLOYEES IN   BASE PRICE(1)   EXPIRATION         5%           10%
NAME                            (#)       FISCAL 1999     ($/SHARE)        DATE           ($)           ($)
----                        ----------   ------------   -------------   ----------   ---------------------------
C. M. DeWinter ...........    55,000         30.6%          15.25        11/16/08       527,450     1,336,500
W. A. Rees ...............    10,000          5.6%          15.25        11/16/08        95,900       243,000
R. G. Jennings ...........     4,200          2.3%          15.25        11/16/08        40,278       102,060
R. J. Tortorello .........     4,000          2.2%          15.25        11/16/08        38,360        97,200
C. P. Andersen ...........    10,000          5.6%          15.25        11/16/08        95,900       243,000

------------------

(1) All such options were granted on November 16, 1998 at fair market value on such date and were not exercisable until November 16, 1999.

(2) Amounts shown assume a 5% and 10% annual rate of appreciation on the price of the Company's Common Stock throughout the option term. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. However, an increase of approximately $108 million and $275 million, respectively, in the "Potential Realizable Value" would be realized by all shareholders under the prescribed 5% and 10% stock price appreciation rates.

                           AGGREGATED OPTION EXERCISES
                             IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

The following table sets forth information regarding stock option exercises during fiscal 1999 and the unexercised options held as of the end of fiscal 1999.

                                                           NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                 SHARES                      OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS
                              ACQUIRED ON      VALUE              YEAR END              AT FISCAL YEAR END(1)
                                EXERCISE     REALIZED               (#)                          ($)
NAME                              (#)           ($)      EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                          -----------    --------    -------------------------    -------------------------
C. M. DeWinter ...........            0            0           396,000/55,000                 942,240/0
W. A. Rees ...............        2,120       13,123            43,130/10,000                  74,591/0
R. G. Jennings ...........       17,000      144,500           101,750/ 4,200                 248,850/0
R. J. Tortorello .........       16,500      135,288            81,700/ 4,000                 238,430/0
C. P. Andersen ...........            0            0            24,000/10,000                   2,931/0

------------------

(1) Value represents the fair market value as of the end of fiscal 1999 of the shares subject to such options less the exercise price of such options.

                     COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

The Company's primary financial objective is to increase shareholder value. To achieve this objective, the Company has created a comprehensive business strategy. The purpose of the Compensation and Stock Option Committee of the Board of Directors (the "Committee") is to establish and administer total executive compensation policies which are aligned with the Company's strategic business objectives. The Committee, which is composed entirely of non-employee directors, recommends compensation actions for all corporate officers to the Board of Directors for approval.


COMPENSATION PHILOSOPHY

There are certain guiding principles to which the Committee adheres in structuring the compensation packages of key executives including the Named Executives. These are:

     PAY FOR PERFORMANCE -- A high percentage of executives' total compensation is composed of short-term and long-term variable pay directly linked to the performance of the Company. The Committee believes that this structure aligns the executives' interests with the interest of the stockholders.

     COMPETITIVENESS -- Total compensation programs are designed to provide executives with an opportunity to earn at a level above the median industry practices and market competitors, when Company performance exceeds industry norms and that of its competitors. This enables the Company to significantly challenge its management team.

     EXECUTIVE OWNERSHIP -- A major component of variable pay is equity based compensation. This links management's interests with stockholders' interests and properly balances rewards for long-term vs. short-term results.

     MANAGEMENT DEVELOPMENT -- Total compensation programs are designed to attract and retain individuals with the leadership skills and other key competencies required to shape the Company's future. This is based on the belief that the Company's human resources can provide a competitive advantage in the marketplace.


COMPONENTS OF EXECUTIVE PAY

The components of total pay for all executives are base salary, annual incentives, long-term incentives, and benefits. The Committee annually reviews total compensation for the Company's executives, as well as each component of compensation. This involves a market comparison of compensation and changes in compensation for equivalent positions in related industrial groups, including companies of comparable size. Competitive data are provided by independent compensation consultants at the request of the Committee.

BASE SALARY -- Base salary is generally set at a range of ten percent plus or minus the median salary offered by companies of comparable size. An individual executive's base salary, as well as increases, are based on the executive's performance, experience, and reference to competitive rates for jobs with comparable content. Actual salary adjustments for executives are determined on a case by case basis and vary based on factors including performance, job content, and pay position within a range, with no one factor given any particular weighting.

ANNUAL INCENTIVES -- Under the Company's annual Management Incentive Plan, a target annual incentive is established for all participants in the form of a percentage of base salary. Target awards under the annual incentive plan vary from 20% to 70% of base salary, with the maximum awards varying from 30% to 120% of base salary. There is no minimum award under the plan. These targets provide executives with the opportunity to exceed competitive annual incentive levels if the Company's performance significantly exceeds standard industry benchmarks. Performance is measured against predetermined financial goals as reviewed and approved by the Committee.

For the Chief Executive Officer and the Named Executives, incentive awards are based on two equally weighted components. One is year-over-year growth in net income and the other is return on stockholders' equity. Company performance is measured against a predetermined scale with minimum thresholds applicable to each performance component under which no portion of an incentive award is earned. An absolute threshold, related to year-over-year growth in net income, must be achieved before any incentive award may be earned by the Named Executives.

LONG-TERM INCENTIVES -- Long-term incentives are provided in the form of stock options and restricted stock under the 1996 Stock Awards Plan and predecessor plans.

     STOCK OPTIONS -- Incentive stock options or non-qualified stock options may be granted to provide executives with the opportunity to acquire an equity interest in the Company and to share in the appreciation of the stock. Market surveys of long-term incentives are reviewed to establish competitive practices. Management makes recommendations to the Committee on the size of a grant, if any, for each executive based on the individual's ability to affect financial performance, the executive's past performance, and expectations of the executive's future contributions. All individual stock option grants are reviewed and approved by the Committee.

     Normally stock options are granted annually to executive officers and key management personnel. The exercise price of such stock options has always been set at the fair market value on the date of the grant. The Company has never re-priced any stock option grant.

     RESTRICTED STOCK -- Restricted stock awards are intended to be a mechanism for aligning management and stockholders' interests and to assure retention of key selected executives. The Company's long-term performance ultimately determines the compensation value derived from restricted stock, since the value is dependent on the long-term growth of the Company's stock price. Only two restricted stock awards have been granted in the last seven years. These awards were made to retain the Chief Executive Officer and the Chief Operating Officer as part of the Company's management succession process.

BENEFITS -- Certain employee benefits are provided to executives as part of the total compensation program. Generally the benefits offered to executives are largely those offered to the general employee population, except for incremental amounts of life insurance. Additionally, executive officers are provided non-cash personal benefits such as tax and financial planning, health exams, club memberships, and company cars. Two of the Named Executives are also covered by a Supplemental Executive Retirement Plan.

SECTION 162(m) COMPLIANCE -- Section 162(m) of the Internal Revenue Code of 1986 places a $1,000,000 cap on the amount of compensation which may be deducted for each of the Named Executives. The Company has studied this cap and intends to take the necessary steps to conform its compensation to comply with Section 162(m).


CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. DeWinter's base salary was increased during fiscal 1999 to an annual rate of $360,000, competitive with the median base salary paid to chief executive officers of comparably sized corporations.

In fiscal 1999, Mr. DeWinter had a target annual incentive level of 70% of base salary. In accordance with the annual Management Incentive Plan and based on the Company's growth in net income of

10.1% and return on shareholders' equity of 13.4% for fiscal 1999, Mr. DeWinter was awarded an incentive of $37,800, or 11% of his base salary.

During fiscal 1999, the Committee approved a stock option grant to Mr. DeWinter of 55,000 shares. This grant is consistent with competitive practices of companies in related industries, and of comparable size. The grant also reflects the Committee's recognition of Mr. DeWinter's leadership in achieving the Company's past performance, as well as its expectation for his future contributions.

The Committee believes that the policies and programs described above have supported the strategic business objectives leading to the increased shareholder value of the Company over the last five-year period.


                                       COMPENSATION AND STOCK OPTION
                                       COMMITTEE


                                       CHARLES W. DENNY, CHAIRMAN
                                       DANIEL T. CARROLL
                                       EUGENE P. NESBEDA
                                       ANN F. HACKETT
                                       ALAN L. SHAFFER

                                PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the Russell 2000 Index and the Dow Jones Electrical Components Group over the same period (assuming the investment of $100 in the Company's Common Stock, the Russell 2000 Index and the Dow Jones Electrical Components Group on October 1, 1994 with all dividends reinvested).


                               [PLOT POINTS CHART]

                                      DOW JONES
                  WOODHEAD            ELECTRICAL         RUSSELL
              INDUSTRIES, INC.     COMPONENTS GROUP       2000
              ----------------     ----------------       ----

10/94               $100                 $100             $100
10/95               $146                 $117             $123
10/96               $135                 $150             $140
10/97               $221                 $192             $186
10/98               $113                 $186             $151
10/99               $117                 $250             $177


SEVERANCE AGREEMENTS

The Company has entered into severance agreements with certain key employees, including Messrs. DeWinter, Jennings and Tortorello, which provide for the payment of compensation and benefits in the event of termination of employment following a change in control of the Company. The agreements generally define "change in control of the Company" as (i) the acquisition of 25% or more of the combined voting power of the Company's then outstanding securities; (ii) a change in the majority of the Company's Board of Directors over a two-year period; or (iii) shareholder approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets or the merger or consolidation of the Company with any other corporation, unless the Company's shareholders continue to hold at least 80% of the combined voting power of the voting securities of the Company or the surviving entity.

The original term of the severance agreements is three years; provided, however, that each October 1 the agreements will be extended for an additional year unless the Company provides proper notice of its intention not to extend the agreements. If a change in control of the Company occurs during the original or extended term, the agreements will continue in effect until the later of (i) the original or extended term or (ii) twenty-four months beyond the month in which the change in control occurs. In no event will the term of an agreement extend beyond the date the executive attains age sixty-five.

An executive whose employment is terminated following a change in control of the Company generally will receive compensation pursuant to the severance agreement only if the termination was by the Company without "cause" or by the executive for "good reason" as those terms are defined in the agreements. In addition to the ordinary compensation and benefits (excluding severance) to which any terminating employee would be entitled, the severance agreements provide the following additional benefits payable after a change in control of the Company to executives who are terminated without cause or who resign for good reason:
(i) three times the sum of the executive's base salary and target bonus, provided, however, that if the executive is within three years of normal retirement age, then this amount is reduced pro rata; (ii) continued health care coverage and life insurance coverage for up to 36 months; (iii) a cash payment equal to the difference between the fair market value of the Company's stock and the exercise price of unexercised options for the Company's stock times the number of shares represented by the unexercised options; (iv) a cash payment equal to the present value of the accrued benefit under the Retirement Plan and the account balance in the Profit Sharing Plan to the extent that either is not fully vested; (v) the payment of any federal excise taxes; and (vi) the reimbursement of all legal and accounting fees and expenses incurred as a result of such termination.

The Company has established a trust which, in the event of a change in control of the Company, will be funded to ensure payment to all key employees of the compensation and benefits described herein.


RETIREMENT PLANS

The Company provides Retirement Plans which cover the employees of the Company and its subsidiaries; excluding, however, those employees who are members of groups which have not adopted the Plans, groups covered by collective bargaining agreements that do not provide for participation in the plans and the employees of certain foreign subsidiaries (including Mr. Rees). The Plans are funded entirely by the Company and provide pension benefits upon retirement at age 65.

                               ESTIMATED ANNUAL NORMAL RETIREMENT PENSION
     FIVE-YEAR                  BASED UPON THE INDICATED BENEFIT SERVICE
      AVERAGE           --------------------------------------------------------
   COMPENSATION         10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS
------------------      --------    --------    --------    --------    --------
$100,000                 $10,016     $15,025     $20,033     $25,041    $30,049
 125,000                  13,016      19,525      26,033      32,541     39,049
 150,000                  16,016      24,025      32,033      40,041     48,049
 160,000 and above        17,216      25,825      34,433      43,041     51,649

The Plan for the Company and its U.S. subsidiaries provides pension benefits upon retirement at age 65 equal to 1.2% of the participant's average annual compensation multiplied by years of credited service up to 30 years, reduced by
 .6% of final average compensation (which reflects reductions for social security benefits) up to covered compensation multiplied by years of credited service up to 30 years. Participants are fully vested in their accrued pension benefits after five years of service. The Plans provide for early retirement at age 55 with 10 years' continuous employment. In the event of the death of an active participant who has completed 5 years of service, provision is made to pay a benefit of monthly income for life to the participant's surviving spouse equal to 50% of the benefit which would have been payable to the participant.

Annual amounts of normal retirement pension payable under the Plans are illustrated in the above table. The illustration assumes retirement as of October 1, 1999 at the normal retirement age of 65. Benefits were computed on a straight life annuity basis. The number of years of service, as of

October 1, 1999 for each of the executive officers listed in the summary compensation table (excluding Mr. Rees) was as follows: Mr. DeWinter-13 years, Mr. Jennings-12 years, Mr. Tortorello-12 years, and Mr. Andersen-5 years.


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Woodhead Industries, Inc. Supplemental Executive Retirement Plan ( the "SERP") is a non-qualified and unfunded plan designed to provide supplemental retirement benefits to selected key employees of the Company who have forfeited potential retirement benefits from former employers and/or who are subject to statutory or regulatory restrictions on qualified plan benefits. The supplemental benefit payable to each participant who retires on or after his normal retirement age is equal to sixty percent (60%) of his average monthly compensation, less the sum of (i) his "Primary Social Security Benefit" and (ii) the actuarial equivalent of any retirement benefits to which such participant is then entitled under any other retirement plan or arrangement maintained by the Company. A participant's average monthly compensation is one-sixtieth (1/60) of the aggregate of such participant's base salary and bonus award for the five highest consecutive Plan Years (as defined in the Retirement Plan). The SERP provides for early retirement (before age 65) under certain conditions with reduced benefits. The supplemental benefit to which a participant may be entitled under the SERP will be paid as a lump sum benefit at retirement. Messrs. DeWinter and Jennings are the only Named Executives currently covered by the SERP who would be entitled to benefits thereunder. The estimated lump sum benefits under the SERP that would be received by these Named Executives, if each retired at age 65, are as follows: Mr. DeWinter, $1,594,327; Mr. Jennings, $346,865. The amounts assume that these Named Executives will continue to work for the Company until their normal retirement dates and that their earnings will remain the same as in fiscal year 1999.

The Company has established a trust which, in the event of a change in control of the Company, will be funded to ensure payment to all participants of the benefits described herein.


PROFIT SHARING PLANS

The Company provides Profit Sharing Plans which cover the employees of the Company and its subsidiaries excluding those employees who are members of groups which have not adopted the Plans, groups covered by collective bargaining agreements that do not provide for participation in the plans and employees of certain other subsidiaries(including Mr. Rees). The plans are funded by the Company and annual profit sharing contributions are, under most plans, 5% of annual pretax profits, as defined, but not exceeding 15% of the aggregate compensation paid to participants during the year. The contributions, together with non-vested amounts forfeited by reason of terminations of employment during the year, are allocated among the accounts of participants in accordance with a formula based on participants' covered compensation. The amounts so allocated are invested by the plan trustee, at the direction of each participant, in various investment alternatives. A participant's account is vested in annual increments of 20% for each of five years in which the participant completes 1,000 hours of service, and is fully vested after five years of service. The accounts, however, are automatically vested upon death, permanent disability or reaching age 65. Distribution of a participant's vested account balances is normally made upon termination of employment in the form of a single payment or installment payments.

The Plan for the Company and its U.S. subsidiaries also provides employees the opportunity for tax-deferred savings pursuant to Section 401(k) of the Internal Revenue Code of 1986. The Plan allows participants to make elective deferrals of up to 15% of their eligible compensation, not to exceed the maximum amount allowable by law. The Company will make matching contributions of 50% of the amount (up to 4% of the participant's eligible compensation) a participant defers to the Plan.

Employee contributions and income derived therefrom are 100% vested and nonforfeitable. Amounts credited to participant accounts which are attributable to the Company's matching contributions (and any income derived therefrom) are vested in annual increments of 20% for each of five years in which the participant completes 1,000 hours of service, and are fully vested after five years of service.


MANAGEMENT INCENTIVE PLAN

The Management Incentive Plan is administered by a Corporate Management Committee under the direction of the Compensation and Stock Option Committee of the Board of Directors. Participants include officers and other key employees who can make significant contributions to the profitable growth of the Company. In general, a minimum increase in the Company's net income over the prior year must be achieved before any payments can be made under the Plan.

Each eligible participant shall have defined in advance of the fiscal year a range of incentive opportunity, including a maximum bonus amount, which is expressed as a percent of the participant's base salary. Corresponding with the incentive opportunity are pre-established performance targets that must be achieved before the incentive award is earned. These performance targets are related to the specific strategic objectives of each of the business units. These targets may include, but are not limited to, return on stockholders' equity, return on funds employed, achievement of key organizational goals and income from operations. Maximum payments may range from 30% to 120% of a participant's base salary.


STOCK COMPENSATION PLANS

The Company has adopted stock compensation plans, from time to time, for the benefit of certain key employees of the Company and its subsidiaries. There are currently five plans, the 1981 and 1987 Stock Compensation Plans (the "1981 Plan" and "1987 Plan"), and the 1990, 1993 and 1996 Stock Awards Plans (the "1990 Plan", "1993 Plan" and "1996 Plan") under which options have been granted and remain unexercised. No shares are currently available for the granting of options under any of the plans except for 1100 shares available under the 1996 Plan. See, however, "Item 2 -- 1999 Stock Awards Plan" for a description of the proposed new plan. Presently there are approximately 330 employees eligible to participate. These plans are administered by the Compensation and Stock Option Committee of the Board of Directors. Under these plans, options are granted to eligible employees to purchase Company stock. The employees who are granted options, the number of shares covered by an option, and the option price are determined by the Compensation and Stock Option Committee. The option price, however, may not be less than the fair market value of the stock at the time of the grant. Options under all plans expire not later than ten years after grant. The optionee generally must exercise his option within 30 days of termination of employment with the Company or one of its subsidiaries. Termination of employment for death or disability may extend the post-employment period in which options may be exercised to up to two years, while retirement at age 55 or older may extend that period to up to five years. Options are not transferable except in the case of the optionee's death.

The plans permit an optionee to acquire stock pursuant to an option either by paying cash or by exchanging Company stock at its then fair market value, or by a combination of cash and stock. The plans provide for the granting of non-qualified options in addition to or instead of incentive stock options.

Also, the 1990 Plan, 1993 Plan and 1996 Plan authorize the Compensation and Stock Option Committee to grant restricted stock with such restriction periods as it may designate. During the restriction period, the restricted stock may not be sold, assigned, pledged or otherwise transferred. Except for the restrictions on transfer and such other restrictions as the Compensation and Stock

Option Committee may impose, a participant has all the rights of a holder of the Company's Common Stock including, but not limited to, voting and receiving dividends. To date, only two awards of restricted shares have been granted.


ITEM 2

1999 STOCK AWARDS PLAN

On October 27, 1999, the Board of Directors of the Company adopted, subject to approval by the stockholders, the 1999 Stock Awards Plan (the "1999 Plan") for directors, executives and key employees of the Company and its subsidiaries. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the annual meeting and entitled to vote is required to adopt the 1999 Plan. Abstentions and broker non-votes will have the same effect as a no vote. If approved, the 1999 Plan will be effective as of October 27, 1999, and 550,000 shares of the authorized but unissued shares of Common Stock of the Company will be reserved for future grant. There presently are no shares available for granting under any of the Company's other existing stock option plans except under the 1996 Plan which has 1100 shares available for grant to participants. The following general description of certain features of the 1999 Plan is qualified in its entirety by reference to the 1999 Plan which is included as Exhibit A to this proxy statement.

The purpose of the 1999 Plan, as with prior stock option plans, is to encourage ownership of the Company's shares by directors, officers and key employees of the Company and its subsidiaries, thereby creating an additional incentive on their part to promote the success of the Company and to continue their service to the Company and its subsidiaries, and to enhance the Company's ability to obtain other key personnel. The 1999 Plan provides that a committee, consisting of a minimum of two members of the Board of Directors who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and "non-employee directors" within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended, appointed by the Board of Directors shall administer the 1999 Plan. The committee may, at its discretion, prior to October 27, 2009, grant in the aggregate, incentive stock options, non-qualified stock options, or restricted stock awards on up to 550,000 shares of the common stock of the Company to directors, officers and key employees of the Company and its subsidiaries, provided, however, that no more than 55,000 shares may be granted in the form of restricted stock.

No incentive stock option may be granted to any employee who, at the time of such grant, owns stock possessing more than ten percent of the voting power of the Company or any of its subsidiaries. Options for no more than $100,000 of fair market value (determined at the time the incentive stock option is granted) of the stock with respect to which the incentive stock options are granted (under all stock option plans maintained by the Company) can become exercisable for the first time by an individual during any calendar year. The price at which shares may be purchased pursuant to the options will be determined by the committee but shall in no event be less than the fair market value as of the date of grant. Stock options will be for terms determined by the committee but not more than ten years from the date of grant.

The average of the high and low quotations for the Company's Common Stock on December 3, 1999, as reported by NASDAQ on the National Market System, was $13.25.

There are currently 8 non-employee directors, 9 executive officers and approximately 313 other employees of the Company and its subsidiaries who are eligible to receive options.

At the discretion of the committee, an eligible person may be granted stock options under the 1999 Plan at 100 percent of the fair market value of the Company's Common Stock on the date of the grant.

The stock options may be exercised at such time or times, within ten years, as determined by the committee at the time of grant, but not sooner than six months after the date of grant. The period during which a stock option may be exercised following termination of employment or service on the Board of the participant cannot exceed thirty days except in the cases of retirement (five years) and death or disability (two years).

The 1999 Plan also authorizes the committee to grant restricted stock with such restriction periods as the committee may designate. During the restriction period, certificates evidencing the restricted shares will be held by the Company. These shares may not be sold, assigned, pledged or otherwise transferred. Except for the restrictions on transfer and such other restrictions as the committee may impose, the participant shall have all the rights of a holder of the Company's Common Stock (including, but not limited to, voting and receiving dividends).

Stock options awarded under the 1999 Plan are not transferable by a participant other than by will or by the laws of descent and distribution. During the participant's lifetime, stock options can be exercised only by the participant.

Under current federal income tax law a participant granted an incentive stock option will not recognize any income upon the grant of such option. Upon exercise of such option, no income is recognized by the participant (except that the alternative minimum tax may apply). Any gain realized upon a sale or exchange of the shares acquired upon such exercise will be taxed as long-term capital gain if such shares are held as a capital asset and not disposed of within the period ending on the later of two years after the date such option is granted and one year after such option is exercised. If the shares acquired by the participant upon such exercise are disposed of in a taxable sale or exchange before the end of such period, the participant will generally recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of such shares on the date of exercise over the option price and (ii) the amount of gain realized.

A participant granted a non-qualified option will not recognize any income upon the grant of such option. Upon the exercise of a non-qualified stock option, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the option price. Upon the sale of such shares, any gain or loss resulting from such sale will be taxed as long-term or short-term capital gain or loss depending on how long such shares were held. The Company will be entitled to a federal income tax deduction in an amount equal to the ordinary income required to be recognized by a participant as described above.

A participant who is granted restricted stock may elect to have the grant taxed as compensation income on the date of grant. If the participant does not elect to do so, the grant will generally be taxed to him as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless a participant makes such an election, any dividends paid on Common Stock subject to the restrictions will be compensation income to the participant and deductible compensation expense to the Company. The Company will be entitled to a deduction for any compensation income taxed to the participant. If the participant elects to be taxed on the shares on the date of grant and the participant subsequently forfeits the shares, the participant is not entitled to a deduction as a consequence of such forfeiture and the Company must include as ordinary income the amount it previously deducted in the year of grant with respect to such shares.

Upon a participant's sale of shares received pursuant to a grant of restricted stock, the difference between the selling price and the tax basis of the shares (generally, if the above election is made, the fair market value of the shares on the date of grant or, if no such election is made, the date on which the restrictions on the shares expire) will be a capital gain or loss. A participant's holding period will begin on the date of grant if the above election is made or on the date on which the restrictions on the shares expire if no such election is made.

The Board of Directors of the Company shall have the power to amend or revise the 1999 Plan, but no such action shall impair the rights of a participant under any prior award without the participant's consent. Notwithstanding the foregoing, stockholder approval of any such amendment or revision shall not be required except to the extent such approval shall be required to fulfill the conditions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, Sections 162(m) or 422 of the Internal Revenue Code of 1986, as amended, or such other applicable statutory rules and regulations and only if the Company intends to fulfill such conditions.

The Board of Directors may terminate the 1999 Plan at any time with respect to any shares not subject to outstanding options.


                                NEW PLAN BENEFITS

                             1999 STOCK AWARDS PLAN

Because future awards to directors, executive officers and employees are discretionary and cannot be determined at this time, the table below does not reflect any such awards. However, if stockholders approve the 1999 Plan, the Compensation and Stock Option Committee will likely consider making stock option grants soon after the Annual Meeting.

                                                 DOLLAR VALUE    NUMBER OF UNITS
NAME AND POSITION                                      $                #
-----------------                                ------------    ---------------
Executive Officer Group ......................        --                0
Non-Executive Director Group .................        --                0
Non-Executive Officer Employee Group .........        --                0

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE 1999 STOCK AWARDS PLAN.


ITEM 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Upon recommendation of the Audit Committee, the Board of Directors has reappointed Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 2000, subject to ratification by the stockholders. Arthur Andersen LLP has examined the financial statements of the Company each fiscal year since 1961. A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if such person desires.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.


PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Secretary, Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015, no later than August 20, 2000.

The Company's By-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors. Stockholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Stockholders wishing to make such nominations may contact the Secretary of the Company to determine the proposed date of such annual meeting. The By-laws further provide that the notice shall set forth certain information concerning such stockholder and his nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.


GENERAL

The Company has mailed to all stockholders, concurrently with this Proxy Statement, its annual report for the year ended October 2, 1999. Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such service. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons. The expense of such solicitation will be paid by the Company. In addition, the Company has retained D. F. King & Co., Inc. to assist them in the solicitation of proxies from stockholders. For such services, the Company will pay D. F. King & Co., Inc. a fee not to exceed $5,000 plus out-of-pocket expenses. If any matters other than those referred to in the Notice of Annual Meeting should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice which may properly be considered at the meeting.


                                       By order of the Board of Directors


                                       /s/ Robert J. Tortorello


                                       Robert J. Tortorello
                                       SECRETARY

                                                                       EXHIBIT A


                            WOODHEAD INDUSTRIES, INC.

                             1999 STOCK AWARDS PLAN


SECTION 1: PURPOSE

The purpose of the Woodhead Industries, Inc. 1999 Stock Awards Plan (the "1999 Plan") is to advance the long-term financial interests of Woodhead by (a) encouraging qualified individuals to join Woodhead and its Subsidiaries, (b) providing an incentive for directors, officers and key employees to remain with Woodhead and its Subsidiaries, and (c) furthering the identity of interests of participants with those of Woodhead's shareholders.

SECTION 2. DEFINITIONS

The following definitions are applicable to the 1999 Plan:

     (a) "Board of Directors" means the Board of Directors of Woodhead.

     (b) "Change in Control" means a situation where (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Woodhead or a corporation owned, directly or indirectly, by the stockholders of Woodhead in substantially the same proportions as their ownership of Woodhead stock, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Woodhead securities representing 25% or more of the combined voting power of Woodhead's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with Woodhead to effect a transaction described in clauses (i) or (iii) of this Subsection) whose election by the Board of Directors or nomination for election by Woodhead's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) Woodhead's shareholders approve a merger or consolidation of Woodhead with any other corporation, other than a merger or consolidation which would result in the voting securities of Woodhead outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Woodhead or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Woodhead approve a plan of complete liquidation of Woodhead or an agreement for the sale or disposition by Woodhead of all or substantially all its assets.

     (c) "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

     (d) "Common Stock" means the $1.00 par value common stock of Woodhead, except as this definition may be modified as provided in Section 8.

     (e) "Corporation" shall include corporations, limited partnerships, limited liability partnerships, and limited liability companies.

     (f) "Disability" means total and permanent disability within the meaning of
     Section 22(e)(3) of the Code.

     (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (h) "Fair Market Value" of Woodhead's Common Stock on any given date shall mean the average of the highest and lowest sales prices of the Common Stock on such date (or, if the Common Stock was not traded on such date, on the next preceding day on which such stock was traded) as reported in THE WALL STREET JOURNAL under the heading "NASDAQ National Market Issues" or any similar or successor heading.

     (i) "ISO or ISOs" mean incentive stock option(s) as provided for in section 422 of the Code.

     (j) "non-ISO or non-ISOs" mean stock option(s) that do not satisfy the requirements of section 422 of the Code.

     (k) "Participant" means a director, officer or employee who has been granted an award pursuant to the 1999 Plan.

     (l) "Retirement" as it relates to an employee means termination of employment with Woodhead or a Subsidiary after the Participant has reached age 55 and has completed five years of service with Woodhead or a Subsidiary. "Retirement" as it relates to a director means termination of service at a time when the Participant would be entitled to a retirement benefit under Woodhead's retirement plan for non-employee directors adopted by resolution of the Board of Directors on October 26, 1984, as may be amended from time to time.

     (m) "Subsidiary" means any corporation in which Woodhead owns at least 50% of the voting stock, or any corporation in a chain of corporations connected with Woodhead through ownership of at least 50% of its voting stock by any corporation in the chain.

     (n) "Woodhead" means Woodhead Industries, Inc., and its successors.

     All references to gender herein shall include both the masculine and feminine.

SECTION 3: SHARES SUBJECT TO THE 1999 PLAN

Subject to the adjustments authorized by Section 8 of the 1999 Plan, a maximum of 550,000 shares of Woodhead's Common Stock may be issued pursuant to this 1999 Plan; provided, however, that no more than 55,000 shares may be granted in the form of restricted stock awards. The number of such available shares shall be reduced by the number of shares subject to awards which are granted under the 1999 Plan and increased by the number of shares subject to awards granted under such plan which have expired unexercised or unpaid, been canceled, forfeited or otherwise terminated. No more than 35% of the aggregate shares subject to the 1999 Plan may be awarded to a single individual. Shares allotted to Participants may be made available from authorized but unissued Common Stock or from Common Stock held in the treasury or from both unissued and treasury Common Stock.

SECTION 4: ADMINISTRATION

Unless otherwise determined by the Board of Directors, the 1999 Plan shall be administered by a committee, which shall consist of two or more members of the Board of Directors who are "outside directors" within the meaning of Section 162(m) of the Code, and "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) of the Exchange Act. Such committee, may, in its discretion, delegate to a subcommittee its duties hereunder, including the grant of options. For all purposes under the 1999 Plan, any entity which performs the duties described herein, shall be referred to as the "Committee". The Committee shall have full authority to:

     (a) Determine (i) the individuals to whom awards under the 1999 Plan will be granted; and (ii) the number and type of awards to be granted to each Participant and the number of shares subject to each such award;

     (b) Interpret, construe, and implement the provisions of the 1999 Plan;

     (c) Adopt, amend, and rescind appropriate rules and regulations relating to the 1999 Plan.

All determinations of the Committee shall be by a majority of its members. The Committee's interpretation and construction of any provision of the 1999 Plan or any award shall be binding and conclusive for all purposes and on all persons.

SECTION 5: ELIGIBILITY

Any director, officer or employee shall be eligible to receive awards hereunder; provided he or she is currently (a) a director or officer of Woodhead; (b) an officer of any Subsidiary; (c) a key employee of Woodhead or any Subsidiary who is deemed eligible by the Committee (collectively "Eligible Persons").

Participation under the 1999 Plan shall not affect eligibility for participation in any pension, profit sharing, stock option, or other welfare or compensation plan of Woodhead or any of its Subsidiaries now existing or hereafter adopted.

SECTION 6: AWARDS

The Committee may grant to Eligible Persons, in accordance with this Section 6 and the other provisions of this 1999 Plan, stock option grants and/or restricted stock grants.

     (a) Stock Options

     Stock options granted under the 1999 Plan may be in the form of ISOs or non-ISOs and shall be evidenced by written stock option agreements between Woodhead and the Participant in such form as the Committee shall from time to time approve and shall be subject to the following terms and conditions:

          (i) Exercisability. A stock option shall become exercisable by the Participant six months after the date of grant, unless a later date is specified by the Committee, in its sole discretion. All rights to exercise a stock option shall expire not later than 10 years after the date such option is granted.

          (ii) Purchase Price. The purchase price per share of Common Stock deliverable upon the exercise of a stock option shall be determined by the Committee at the time of grant, but shall in no event be less than 100 percent of the Fair Market Value of the Common Stock on the date the option is granted.

          (iii) ISO's Exercisable. The aggregate Fair Market Value (determined at the time an ISO is granted) of the Common Stock with respect to which an ISO is exercisable for the first time (under all stock option plans maintained by Woodhead or any of its Subsidiaries) by a Participant during any calendar year shall not exceed $100,000. No ISO may be granted to any employee who, at the time such option is granted, owns stock of Woodhead or a Subsidiary possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Woodhead or a Subsidiary.

          (iv) Method of Exercise. In order to exercise a stock option in whole or in part, the Participant shall give written notice to Woodhead's Secretary at Three Parkway North, Suite 550, Deerfield, Illinois, of his intention to exercise such option, stating the number of shares with respect to which he intends to exercise his option. Option shares may be purchased by payment in cash, or in Common Stock, or partly in each. The Participant's notice of exercise of any option shall be accompanied by full payment in cash for the number of shares with respect to which the option is to be exercised if payment for such shares is to be made entirely in cash, or by payment of cash and/or the tender of Common Stock sufficient to pay the purchase price of such shares if payment is to be made partly or wholly in Common Stock. The Fair Market Value of any Common Stock tendered shall be determined as of the date of receipt of such Common Stock by Woodhead's Secretary. Any cash or Common Stock submitted by the Participant in excess of the amount needed to purchase such shares shall be refunded to the Participant. Fractional shares of Common Stock shall not be accepted in payment for option stock. Shares of Common Stock transferred to Woodhead in payment for option shares may be reissued to the Participant by Woodhead as shares issued under the option.

          (v) Effect of Termination.

               (A) In the event of termination of employment or service on the Board of Directors by a Participant other than by reason of Retirement, Disability or death, any unexercised option granted to him under the 1999 Plan, which is then exercisable, may be exercised for thirty (30) days following said termination, unless it expires sooner.

               (B) In the event of termination of employment or service on the Board of Directors by a Participant by reason of Retirement, each of the then outstanding stock options of such Participant will continue to mature and become exercisable in accordance with
               Section 6(a)(i) above and may be exercised prior to its expiration and within five years after such Retirement. An unexercised ISO will cease to be treated as such and become a non-ISO three months after Retirement.

               (C) In the event of the Disability or death of a Participant while employed by Woodhead or any Subsidiary or while serving on the Board of Directors, all unexercised stock options of such Participant shall immediately become exercisable by the Participant, the Participant's legal representative, or the estate of the Participant, as the case may be, at any time within two years after such Disability or death, but in no event after the expiration date of the stock option. An unexercised ISO will cease to be treated as such and become a non-ISO twelve months after the Participant's Disability or death.

          (vi) Change in Control. In the event of a Change in Control, all stock options shall immediately become exercisable without regard to the exercise period set forth in 6(a)(i) above.

     (b) Restricted Stock.

          (i) The Committee may award to any Participant shares of Common Stock, subject to this Section 6(b) and such other terms and conditions as the Committee may prescribe (such shares being called "restricted stock"). Each certificate for restricted stock shall be registered in the name of the Participant and deposited, together with a stock power endorsed in blank, with Woodhead.

          (ii) There shall be established for each restricted stock award a restriction period of such length as shall be determined by the Committee (the "restriction period"), but in no event less than one year. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the Participant shall have all the rights of a holder of Common Stock as to such restricted stock (including, but not limited to, voting and receiving dividends). At the expiration of the restriction period, Woodhead shall deliver to the Participant (or the Participant's legal representative) the certificates deposited pursuant to this section.

          (iii) Except as otherwise determined by the Committee in its sole discretion, upon a termination of employment or service on the Board of Directors for any reason during the restriction period, all shares still subject to restriction shall be forfeited by the Participant.

          (iv) In the event of a Change in Control, restrictions shall lapse on all restricted stock as of the date of such Change in Control.

SECTION 7: NON-TRANSFERABILITY OF AWARDS

Awards granted under the 1999 Plan are not transferable by a Participant other than by will or by the laws of descent and distribution. During the Participant's lifetime, awards shall be exercisable or received only by him or by his guardian or legal representative. Any purported transfer contrary to this provision will nullify the award.

SECTION 8: ADJUSTMENTS IN THE EVENT OF CHANGES IN CAPITAL STRUCTURE, REORGANIZATION, STOCK DIVIDENDS

If there shall be any change in the Common Stock subject to the 1999 Plan or to any award granted thereunder through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number and kind of shares or other securities or property subject to the 1999 Plan, and the number and kind of shares or other securities or property subject to outstanding and to subsequent option grants and in the purchase price of outstanding options to reflect such changes.

SECTION 9: RIGHTS AS STOCKHOLDERS

A Participant shall have no rights whatsoever as a stockholder of Woodhead with respect to any shares covered by a stock option until the date of the issuance of a stock certificate to him pursuant to such option. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

SECTION 10: AMENDMENT

The Board of Directors may amend, alter or discontinue the 1999 Plan, but no amendment, alteration or discontinuation shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant's consent. Notwithstanding the foregoing, stockholder approval of any such amendment or alteration shall not be required under this Section except to the extent such approval shall be required to fulfill the conditions of Rule 16b-3 of the Exchange Act, Section 162(m) or 422 of the Code or such other applicable statutory rules and regulations and only if Woodhead intends to fulfill such conditions.

SECTION 11: MISCELLANEOUS

     (a) Additional Terms and Conditions. Each Participant shall agree to such other terms, provisions and conditions consistent with the 1999 Plan as may be determined by the Committee or the Board of Directors.

     (b) Tax Withholding. The Committee shall have the power to withhold, or require a Participant to remit to Woodhead, an amount sufficient to satisfy any withholding or other tax due with respect to any shares issuable under the 1999 Plan, and the Committee may defer such issuance unless indemnified to its satisfaction. The Committee may permit the withholding obligations to be satisfied through the surrender of shares of Common Stock which the Participant already owns, or through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the 1999 Plan.

     (c) Rights of Participants. Nothing in the 1999 Plan shall interfere with or limit in any way the right of Woodhead or any Subsidiary to terminate any Participant's employment or service on the Board of Directors at any time, nor confer upon any Participant any right to continue in the employ or service of Woodhead or any Subsidiary for any period of time or to continue his present or any other rate of compensation. No director or employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

SECTION 12: EFFECTIVE DATE AND TERMINATION OF PLAN

     (a) Effective date. The effective date of the 1999 Plan shall be October 26, 1999; provided, however, that the 1999 Plan is approved and ratified by holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the 2000 Annual Meeting of Stockholders.

     (b) Termination. The Board of Directors may terminate the 1999 Plan at any time with respect to any shares that are not subject to awards. Unless terminated earlier by the Board of Directors, the 1999 Plan shall terminate 10 years after the effective date and no awards shall be granted under this 1999 Plan after such date. Termination of this 1999 Plan will not affect the rights and obligations of any Participant with respect to awards granted prior to termination.

                WOODHEAD INDUSTRIES, INC.
                Proxy Solicited on Behalf of the Board of Directors of Woodhead Industries, Inc. for Annual Meeting on January 28, 2000

        The undersigned holder of Common Stock of Woodhead Industries, Inc. hereby appoints Daniel T. Carroll and Sarilee K. Norton or either of them, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of Woodhead Industries, Inc. to be held at the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois on January 28, 2000, or any adjournment or postponement thereof:

1. ELECTION OF DIRECTORS
        Nominees:
        Charles W. Denny   C. Mark DeWinter   Ann F. Hackett   Philippe Lemaitre
Eugene P. Nesbeda

 ____FOR ALL   ____WITHHOLD ALL   ____FOR ALL (Except Nominee(s) inserted below)

                          -----------------------------------------------

2. Approval of 1999 Stock Awards Plan.
                              ____FOR       ____AGAINST       ____ABSTAIN

3. Ratification of the appointment of Arthur Andersen LLP as independent public accountants.
                              ____FOR       ____AGAINST       ____ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                             _______________________________________
                                   Signature


                             _______________________________________
                                   Signature


                             Dated ___________________________, ____

                    Please mark, sign, date and return this proxy card promptly using the enclosed envelope.